EXHIBIT 2

                  First Supplemental Shareholder Agreement

                  FIRST SUPPLEMENTAL SHAREHOLDER AGREEMENT


      FIRST SUPPLEMENTAL SHAREHOLDER AGREEMENT (the "Agreement") made as of September 10, 1997, by and among JOTAN, INC., a Florida corporation (the "Company"), the SHAREHOLDERS of the Company listed on the signature pages hereof (individually and collectively, as the context requires, the "Shareholder"), RICE PARTNERS II, L.P., a Delaware limited partnership ("Rice" or "Purchaser"), and F-SOUTHLAND, L.L.C., a North Carolina limited liability company ("F-Southland", FF-SOUTHLAND , L.P., a Delaware limited partnership ("FF-Southland" and together with F-Southland, the "Southland Purchasers"), F-JOTAN, L.L.C., a North Carolina limited liability company ("F-Jotan") and each of the shareholders named on the signature pages hereto (individually and collectively, as the context requires, the "Shareholder").

                        W I T N E S S E T H:

      WHEREAS, each Shareholder owns beneficially and of record the number of shares or share equivalents, set forth under the signature of such Shareholder on this Agreement of the issued and outstanding capital stock of the Company;

     	WHEREAS, F-Jotan is the owner of the 1,329,357 shares of the Series A Preferred Stock of the Company as of the date hereof;

     	WHEREAS, SHC Acquisition Corp., a wholly-owned Subsidiary of the Company, has merged with and into Southland Holding Company, with Southland Holding Company surviving and assuming all the obligations of SHC Acquisition Corp. under the Original Purchase Agreement. On July 31, 1997, all of the subsidiaries of Southland Holding Company and Atlantic Bag & Paper Company, a Subsidiary of the Company, merged with and into Southland Holding Company (which concurrently changed its name to Southland Container Packaging Corp.), with the result that Southland Container Packaging Corp.("Southland"), as of July 31, 1997, had no Subsidiaries;

     	WHEREAS, the Company, Southland, Rice and the Southland Purchasers have entered into that certain Note Purchase Agreement, dated as of February 28, 1997, as amended by Amendment No. 1, dated as of August 19, 1997 (the "Note Agreement");

     	WHEREAS, the Company and the Shareholder have entered into a Shareholder Agreement, dated as of February 28, 1997 (the "Original Shareholder
Agreement"), with each Purchaser and F-Jotan and the First Supplemental Preferred Stock and Warrant Purchase Agreement as of the date hereof, (together with the Original Purchase Agreement as therein defined, the "Purchase Agreement"), by and Company, Rice, F-Southland, FF-Southland and F-Jotan and each of the Shareholders; and

     	WHEREAS, on June 23, 1997, Rice unconditionally committed to the Senior Lender (as defined in the Note Agreement) and FF-Southland committed to the

Senior Lender subject to certain approvals, to purchase up to $2,625,000 (the "Purchase Price") of Series B Preferred Stock, in cash, in connection with the acquisition by the Southland Holding Company (now known as Southland Container Packaging Corp.) of substantially all of the assets of Cove Container Corporation (the "Cove Acquisition");

     	WHEREAS, such commitment requires that the proceeds of such purchase shall be used by the Company to repay the Senior Lender a like amount advanced on June 23, 1997 by the Senior Lender under the Senior Loan Agreement on behalf of the Southland to enable the Southland to pay the purchase price of the Cove Acquisition;

     	WHEREAS, although Rice is willing to enter into and consummate the transactions contemplated hereby upon the due issuance of its Warrants and Preferred Stock against the payment of the Purchase Price, FF-Southland did not receive appropriate approvals for its portion of such purchase transaction; and

     	WHEREAS, the parties hereto desire to amend and confirm portions of the Original Shareholder Agreement (as amended and confirmed hereby, this "Agreement").

     	NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Shareholder, and the Company, intending to be legally bound, agree as follows:

                              Article I
                             Definitions

      All terms used in this Agreement will have the meanings ascribed to them in the Purchase Agreement unless otherwise specifically defined in this Agreement.

      For purposes of Articles II and VII of this Agreement only, the term "Holder" (as defined in the Purchase Agreement) shall also mean and include F-Jotan and the term "Registrable Securities" shall mean and include the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock.

                              Article II
              Waiver Certain  Preemptive Rights of the Holders

      2.1 Preemptive Right Waiver. The Company will not issue or sell any New Securities without first complying with this Article II of the Original Shareholder Agreement; provided, however, that for purposes of this Agreement and the Purchase Agreement, each such Holder hereby waives its preemptive rights with respect to the issuance of the First Supplemental Warrant and the First Supplemental Preferred Shares.

                              Article III
      Confirmation and Incorporation of Original Shareholder Agreement

      3.01	Original Shareholder Agreement Provisions Incorporated into this
Agreement. Except as set forth above, all other provisions of the Original Shareholder Agreement are hereby confirmed as if incorporated herein at length herein with full application to the First Supplemental Warrant and the First Supplemental Preferred Shares (it being agreed that such securities shall treated in all respects as Capital Stock). Accordingly, the First
Supplemental Warrant and the First Supplemental Preferred Shares shall be treated as if such securities were issued on the Original Closing Date and are Registrable Securities hereunder and under the Original Shareholder Agreement for all purposes.

                              Article IV
                              Conditions

      The obligations of each Purchaser to effect the transactions contemplated by this Agreement are subject to the following conditions:

     	4.01	Purchase Agreement Conditions.  All of the conditions precedent to the obligations of the Purchaser under the First Supplemental Purchase
Agreement will have been satisfied in full or waived.

     	4.02	Proceedings.  All proceedings taken in connection with the
transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, will be reasonably satisfactory in form and substance to each Purchaser and its counsel, and each Purchaser and its counsel will have received copies (executed or certified as may be appropriate) of all documents, instruments, and agreements that such Purchaser or its counsel may request in connection with the consummation of such transactions.

                              Article V
                            Miscellaneous

     	5.01	Indemnification.  In addition to any other rights or remedies to which each Purchaser and the Holders may be entitled, the Company and the Shareholder (solely with respect to the representations and warranties made by him herein) severally but not jointly agree to and will indemnify and hold harmless each Purchaser, the Holders, and their Affiliates and their respective successors, assigns, officers, directors, managers, employees, attorneys, and agents (individually and collectively, an "Indemnified Party") from and against any and all losses, claims, obligations, liabilities, deficiencies, diminutions in value, penalties, causes of action, damages, out-of-pocket costs, including, without limitation, all such costs of directors of the Company incurred in performing duties or services for or on behalf of the Company, reasonable attorneys' fees, and expenses (including, without limitation, costs and expenses of investigation and defense, attorneys' fees and expenses) including, without limitation, those arising out of the contributory negligence of any Indemnified Party, that any Indemnified Party may suffer, incur, or be responsible for, arising or resulting from, to the extent applicable, any misrepresentation, breach of warranty, or nonfulfillment of any agreement made by or on the part of the Company or made by the Shareholder (solely with respect to the representations and warranties made by him herein) under this Agreement, the Purchase Agreement, or the other Purchase Documents, the Acquisition Agreement (each as defined in Section 11.1 of the Note Agreement together with all supplements and amendments to each such agreement or document as of the date hereof) or under any other agreement to which the Company or the Shareholder is a party in connection with the transactions contemplated by this transaction, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Company to the Purchaser or the Holders under this Agreement. The foregoing indemnification includes any such claims, actions, damages, costs and expenses incurred by reason of the contributory negligence of the Person to be indemnified, but excludes any of the same incurred by reason of such Person's gross negligence or willful misconduct and shall survive the expiration of this Agreement or the irrevocable sale by each Purchaser of its interests in, or the repayment of its loans to, the Company.

     	5.02	Default.  It is agreed that a violation by any party of the terms of this Agreement cannot be adequately measured or compensated in money damages, and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the nonbreaching party. It is, therefore, agreed that in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the nondefaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach, or threatened breach or to refrain from a continuation of any actual breach.

     	5.03	Integration.	This Agreement, the Original Shareholder
Agreement, the Other Agreements, the First Supplemental Warrant and all other Warrants, the Purchase Agreement, and the Original Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements. This Agreement may not be amended or supplemented except by a writing signed by Company, the Shareholder, and each Holder.

     	5.04	Headings.  The headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement.
References in this Agreement to Sections and Articles are references to the Sections and Articles of this Agreement unless otherwise specified.

     	5.05	Severability.  The parties to this Agreement expressly agree that it is not their intention to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body.
If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

     	5.06	Notices.  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given, or delivered (and "the date of such notice" or words of similar effect will mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon receipt thereof with written acknowledgment of receipt (whether by non-certified mail, telecopy, telegram, express or hand delivery, or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

     	If to the Rice, at:	    Address of Rice beneath the name of Rice on the
                              signature pages of this Agreement

      with courtesy copies to:      Patton Boggs, L.L.P.
                                    2626 Cole Avenue
                                    Suite 300
                                    Dallas, Texas  75204
                                    Attn: Larry A. Makel, Esq.
                                    Fax:  214-871-2688

     	If to F-Jotan, at:      Address of F-Jotan beneath the name of F-Jotan
                         					on the signature pages of this Agreement

     	with courtesy copies to:      The Southland Purchasers

      If to the Company, at:      		Jotan, Inc.
                                    118 West Adams Street
                                    Jacksonville, Florida  32202
                                    Attn:  President
                                    Fax:  (904) 353-0075

      with courtesy copies to:      Wyrick, Robins, Yates & Ponton, L.L.P.
                                    4101 Lake Boone Trail, Suite 300
                                    Raleigh, North Carolina  27607-7506
                                    Attn:  James M. Yates, Jr.
                                    Fax:  (919) 781-4865

     	If to the Shareholder, at:   	Address of such Shareholder beneath the
                                    name of such Shareholder on the signature pages of this Agreement

     	If to the Southland
	           Purchasers:	     	      Address of such Southland Purchasers under
                                    their respective names on the signature
                                    pages of this Agreement

      with courtesy copies to:	F-Jotan

or to such other address as each party may designate for itself by like notice. Notice to any Holder other than the Purchaser will be delivered as set forth above to the address shown on the stock transfer books of the Company or the Warrant Register unless such Holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement.

     	Failure or delay in delivering the courtesy copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

     	No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

     	5.07	Successors.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns;

provided, however, that no sale, assignment or other transfer by any party to this Agreement of any of its Capital Stock or rights hereunder to another Person will be valid and effective unless and until the transferee or assignee first agrees in writing to be bound by the terms and conditions of this Agreement and the Purchase Agreement, and the agreements and instruments related hereto and thereto, in a form and substance reasonably satisfactory to the Company.

     	5.08	Remedies.  The failure of any party to enforce any right or remedy under this agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement.
Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

     	5.09	Survival.  All warranties, representations, and covenants made by any party in this Agreement or in any certificate or other instrument delivered by such party or on its behalf under this Agreement will be considered to have been relied upon by the party to which it is delivered and will survive the Closing Date, regardless of any investigation made by such party or on its behalf. All statements in any such certificate or other instrument will constitute warranties and representations under this Agreement.

     	5.10	Fees.  Any and all fees, costs, and expenses, of whatever kind and nature, including attorneys' fees and expenses, incurred by the Holders in connection with the defense or prosecution of any actions or proceedings arising out of or in connection with this Agreement will, to the extent provided in this Agreement, be borne and paid by the Company within ten (10) days of demand by the Holders.

	     5.11	Counterparts.  This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

     	5.12	Other Business.  It is understood and accepted that each
Purchaser, the Holders, and their Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future business activities of such parties whether or not such activities are competitive with those of the Company. The Company and the Shareholder agree that all business opportunities available to them in any field substantially related to the business of the Company will be pursued exclusively through the Company.

     	5.13	Choice of Law.  THIS AGREEMENT WILL BE DEEMED TO HAVE BEEN MADE IN
JACKSONVILLE, FLORIDA AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO
AND THE INTERNAL LAWS OF THE STATE OF FLORIDA APPLICABLE TO AN AGREEMENT
EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION
OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

     	5.14	Nominees for Beneficial Owners.  In the event that any Registrable
Securities are held by a nominee for the beneficial owner of such Registrable Securities, the beneficial owner of Registrable Securities may, at its election, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable
Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities. In no event will a Holder be required to exercise its Warrant as a condition to the registration of such Warrant or Registrable Securities thereunder.

     	5.15	Fiduciary Duties.  The Company acknowledges and agrees that, for so long as any Warrant is outstanding and regardless of whether the Holder has exercised any portion of this its Warrant, (a) the officers and directors of the Company will owe the same duties (fiduciary and otherwise) to the Holder as are owed to a stockholder of the Company and (b) the Holder will be entitled to all rights and remedies with respect to such duties or that are otherwise available to a stockholder of the Company under the Florida General Corporation Law, as amended from time to time.

	     5.16	Duties Among Holders.  Each Holder agrees that no other Holder will by virtue of this Agreement be under any fiduciary or other duty to give or withhold any consent or approval under this Agreement or to take any other action or omit to take any action under this Agreement, and that each other
Holder may act or refrain from acting under this Agreement as such other
Holder may, in its discretion, elect.

     	5.17	Confidentiality.  Each Holder agrees to keep confidential any information delivered by the Company to such Holder under this Agreement that the Company clearly indicates in writing to be confidential information; provided, however, that nothing in this Section 5.17 will prevent such Holder from disclosing such information (a) to any Affiliate of such Holder or any actual or potential purchaser, participant, assignee, or transferee of such Holder's rights or obligations hereunder that agrees to be bound by the terms of this Section 5.17, (b) upon order of any court or administrative agency,
(c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Holder, (d) that is in the public domain, (e) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party without breach by such Person of a confidentiality obligation known to such Holder, (f) in connection with the exercise of any remedy under this Agreement, or (g) to the certified public accountants for such Holder. The Company agrees that such Holder will be presumed to have met its obligations under this Section 5.17 to the extent that it exercises the same degree of care with respect to information provided by the Company as it exercises with respect to its own information of similar character.

     	5.18	Confirmation of Original Shareholder Agreement.	Except as amended
and supplemented hereby, the Original Shareholder Agreements shall remain in full force and effect, and, as so amended and supplemented, such agreement is hereby confirmed in its entirety.

     	IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              COMPANY:

                              JOTAN, INC.


                              BY:	____________________________
                              NAME:	____________________________
                              TITLE:____________________________

                              118 West Adams Street
                              Jacksonville, Florida  32201
                              Attn:  President
                              Fax:  (904) 343-0075

                              RICE:

                              RICE PARTNERS II, L.P.

                              By:	Rice Capital Group IV, L.P.,
                                  	Its general partner

                                 By:   RMC Fund Management, L.P.,
                                       Its general partner

                                    By:   Rice Mezzanine Corporation,
                                          Its general partner

                                        By:	__________________________
                                        Name:	Jeffrey P. Sangalis
                                        Its:	Managing Director

                               5847 San Felipe, Suite 4350
                               Houston, Texas  77057
                               Attn:  Jeffrey P. Sangalis
                               Fax:  (713) 783-9750

                               OWNED ON CLOSING DATE:

                               None	      Shares of Series A
                                          Convertible Preferred
                                          Stock

                               40,000	    Shares of Series B
                                          Preferred Stock

                               13,125    	Shares of First
                                          Supplemental Series B
                                          Preferred Stock

                               None      	Shares of Common Stock

                               2,515,203	 Warrant A-1 Shares

                               9,581,726	 Warrant A-2 Shares

                               3,620,473	 First Supplemental
                                          Warrant
                                          A-2 Shares

                        F-JOTAN, L.L.C.


                              By:	Franklin Street/Fairview Capital, L.L.C.,
                                    its manager

                                    By: 	Franklin Capital, L.L.C.,
                                          its manager


                                          By:	____________________________
                                                James P. Lumsden,
                                                Manager

                              702 Oberlin Road
                              Suite 150
                              Raleigh, North Carolina  27605
                              Attn:  James D. Lumsden
                              Facsimile:  (919) 743-2501

                              OWNED ON CLOSING DATE:

                              1,329,357	  Shares of Series A
                                          Convertible Preferred
                                          Stock

                              None	       Shares of Common Stock

                              None	       Other Equity Interests

                              THE SOUTHLAND PURCHASERS:

                              F-SOUTHLAND, L.L.C.


                              By:	Franklin Street/Fairview Capital, L.L.C.,
                                    its manager

                                    By: 	Franklin Capital, L.L.C,
                                          its manager


                                          By:	____________________________
                                                James D. Lumsden,
                                                Manager

                              702 Oberlin Road
                              Suite 150
                              Raleigh, North Carolina  27605
                              Attn:  James D. Lumsden
                              Facsimile:  (919) 743-2501

                              OWNED ON CLOSING DATE:

                              None       	Shares of Series A
                                          Convertible Preferred
                                          Stock

                              5,000	      Shares of Series B
                                          Redeemable Preferred
                                          Stock

                              None	       Shares of Common Stock

                              359,315	    Warrant B-1 Shares

                              1,197,716	  Warrant B-2 Shares

                              FF-SOUTHLAND, L.P.

                              By:	FSFC Associates, L.P.,
                                    Its general partner

                                  By:	Franklin Capital, L.L.C.,
                                          Its general partner

                                      By:	_______________________________
                                          James D. Lumsden,
                                          Manager

                              702 Oberlin Road
                              Suite 150
                              Raleigh, North Carolina  27605
                              Attn:  James D. Lumsden
                              Facsimile:  (919) 743-2501

                              OWNED ON CLOSING DATE:

                              None	         Shares of Series A
                                            Convertible Preferred
                                            Stock

                              5,000	        Shares of Series B
                                            Redeemable Preferred
                                            Stock

                              None	         Shares of Common Stock

                              359,315	      Warrant C-1 Shares

                              1,197,716	    Warrant C-2 Shares

                              SHAREHOLDER:


                              David Freedman


                              ______________________________________

                              OWNED ON CLOSING DATE:

                              None         Shares of Common Stock
                                           Owned on Closing Date

                              275,000      Common Stock Options



                              Shea E. Ralph


                              ______________________________________


                              OWNED ON CLOSING DATE:

                              950,000     Shares of Common Stock
                                          Owned on Closing Date

                              33,000      Common Stock Options